Exhibit 99

Dillard’s, Inc. Reports December Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dillard’s, Inc. (NYSE: DDS) (“Dillard’s” or the “Company”) announced today that sales for the five weeks ended January 5, 2008 were $1,167,314,000 compared to sales for the five weeks ended December 30, 2006 of $1,223,755,000. Sales declined 5% for the five-week period in both total and comparable stores.

Sales for the combined November and December period, the nine weeks ended January 5, 2008, were $1,726,586,000 compared to sales for the nine weeks ended December 30, 2006 of $1,773,807,000. Sales declined 3% for the nine-week period in both total and comparable stores.

Sales for the 48 weeks ended January 5, 2008 were $6,769,660,000 compared to sales for the 48 weeks ended December 30, 2006 of $7,012,382,000. Total sales declined 3% for the 48-week period. Sales in comparable stores declined 4% for the 48-week period.

During the five weeks ended January 5, 2008, sales in the Central region were above the Company’s average sales performance trend for period. Sales were slightly above trend in the Western region and below trend in the Eastern region.

During the five weeks ended January 5, 2008, sales in shoes were significantly above trend. The sales trend in the juniors’ and children’s apparel category and cosmetics was significantly below trend.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations